UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

(Amendment No. 1)
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EPAM Systems, Inc.
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EPAM Systems, Inc.

Supplement to the Notice of 2025 Annual Meeting of Stockholders to be held on May 22, 2025 and accompanying Proxy Statement.

This proxy statement supplement (this “Supplement”) updates and amends our definitive proxy statement (the “Proxy Statement”) filed with the U.S. Securities and Exchange Commission on April 9, 2025 regarding the 2025 Annual Meeting of Stockholders of EPAM Systems, Inc. (the “Annual Meeting”) to be held on May 22, 2025 at 10:00 a.m. EDT via live audio webcast available at https://www.virtualshareholdermeeting.com/EPAM2025. Except as updated by this Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy or live at the Annual Meeting. Capitalized terms not defined in this Supplement have the meanings set forth in the Proxy Statement. This Supplement, the Proxy Statement, and our Annual Report on Form 10-K for the year ended December 31, 2024, are available at https://www.proxyvote.com. The Proxy Statement contains important information and this Supplement should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, all references to the “Proxy Statement” are to the Proxy Statement as amended hereby.

If you have already voted and would like to change or revoke your vote on any proposal, please refer to the disclosure in the Proxy Statement under “Questions and Answers About the 2025 Annual Meeting & Voting Your Shares” for instructions on how to do so.

CEO Succession

As disclosed in the Current Report on Form 8-K filed by the Company on May 8, 2025, EPAM announced that Arkadiy Dobkin, the Chief Executive Officer and President, will transition to the role of Executive Chairman of the Company on September 1, 2025. The Board has appointed Balazs Fejes, the current President of Global Business and Chief Revenue Officer, to become Chief Executive Officer and President upon Mr. Dobkin’s transition to Executive Chairman.

As Executive Chairman, Mr. Dobkin will continue his commitment to the Company’s vision and future success. In this role, he will focus on advancing strategic initiatives and supporting the continuity of EPAM’s mission as the Company enters the next phase of its journey. Mr. Dobkin will continue to help shape EPAM’s long-term strategic direction, maintaining key relationships with clients, partners, and investors, providing guidance on critical strategic initiatives, and promoting the Company’s brand worldwide. Working closely with Mr. Fejes and the leadership team, he will help ensure that the values, relationships, and strategic focus that have defined EPAM continue to guide its future.

Mr. Fejes, age 50, joined EPAM in 2004 in connection with its acquisition of Fathom Technology, which he co-founded. Prior to his current role, Mr. Fejes held several leadership roles with EPAM, including President of the Europe and APAC Markets from 2021 to 2024, Executive Vice President, Co-Head of Global Business from 2018 to 2021, Senior Vice President, Co-Head of Global Business from 2015 to 2018, and Senior Vice President, Global Head of Banking and Financial Services business unit from 2012 to 2015.